PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FOURTH QUARTER 2009 EARNINGS
Tuesday, January 26, 2010     11:00 am local time

Facilitator:  Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Amy, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended December 31, 2009.

All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions.]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 4th quarter 2009 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mark Bradley:  Thank you.  Good morning and welcome to our conference call.

This morning, Peoples Bancorp reported earnings after preferred dividends for the fourth quarter of $700 thousand or 7 cents per common share.  Full year 2009 net income was $2.3 million or 22 cents per common share.

Overall, fourth quarter results were generally positive, with good revenues, core deposit growth and stable net interest margin.  Operating expenses were controlled, and revenue streams remained diversified through the contributions of our fee-based businesses.  Unfortunately, elevated loan loss provision and investment impairment charges related to our securities portfolio resulted in lower earnings for both the fourth quarter and the full year.  However, Peoples maintained its strong capital position throughout the year, even in tough operating conditions.

A key focus has been stabilizing, or if possible, improving asset quality, and we made some progress in the fourth quarter as total nonperforming assets dropped $3 million from the end of the third quarter.  At December 31, total nonperforming assets were 2.03% of total assets compared to 2.16% at the end of the third quarter.

Some of the decrease in nonperforming assets was the result of a “short sale” through the legal process on a single commercial real estate loan in the lodging-related industry which had previously been on nonaccrual status at $5 million on September 30th, and had been a nonaccrual loan since the end of the third quarter of 2008.  Because we accepted a payoff below the loan balance, it resulted in an additional $1.9 million chargeoff, which directly influenced our quarterly provision for loan losses.  However, we believe it was prudent to take this action to reduce nonperforming assets and lessen our exposure to the lodging industry.

Also in the fourth quarter, we moved a $5 million nonaccrual loan on a health and lifestyle facility in Central Ohio to the “other real estate owned” category.  Now that we have complete control of the property, the process of disposing of this asset should be less complex in 2010.

Despite the additional chargeoff related to the disposal of the lodging-related loan relationship, net loan chargeoffs for the fourth quarter were lower than recent quarters at $5.7 million or 2.14% of total loans, while provision for loan loss expense was $6.8 million.  For the year, net chargeoffs and provision expense were $21.4 million and $25.7 million respectively, leading to a build up in allowance for loan losses from year-end 2008.  Some of this increase was from the continuation of elevated chargeoff levels, and downgrades of commercial real estate-based loans in our portfolio.

In the fourth quarter, our coverage ratio improved due to the reduction of nonperforming loans combined with an increase in our allowance for loan losses.  At year end, our reserve was 79% of nonperforming loans, up from 62% at September 30 and 56% at the end of 2008.  Peoples’ quarter end allowance for loan losses was 2.59% of total loans compared to 2.08% at year-end 2008.

Through 2009, overall loan delinquencies in the 30 to 89 day category have been steady in the 1-2% range, and we have seen a slight improvement in the business loan category.  At December 31, business loans at 30 to 89 days late were 0.79% of total business loan balances, down from 1.42% at September 30 and 1.33% at the end of 2008.  Consumer loan delinquencies were basically unchanged.

Even with elevated loan loss provision and impairment charges in the investment portfolio, Peoples has maintained strong capital ratios.  At December 31, Peoples’ total risk-based capital ratio was up 41 basis points from the linked quarter at 16.80%, and remained substantially higher than the regulatory minimum amount needed to be considered “well capitalized.”  Our Tier 1 common ratio is well above 10%.  Plus, our tangible common equity to tangible assets ratio of 7.22% held steady compared with the third quarter, and improved about 100 basis points versus year-end 2008.  Much of the 12 month change in this ratio was due to improvement in the fair value of Peoples’ available for sale investment portfolio.  Our capital position remains a source of strength to deal with difficult economic conditions and work our way through asset quality issues.

I will now turn the call over to Ed Sloane, Peoples Bancorp’s CFO, for his comments on fourth quarter results.

Ed Sloane:  Thanks, Mark.

First, I would like to provide some detail on the impairment charges that Mark mentioned.  During the fourth quarter, we determined two individual collateralized debt obligation securities, or CDOs, to be impaired.  These CDOs were comprised mostly of bank-issued trust preferred securities.  Our analysis deemed these securities to be total losses, resulting in a $1.8 million charge.  For 2009, impairment charges stemming from CDOs and individual bank trust preferred securities totaled $7.7 million.

Although 2009 earnings were adversely affected by these impairment charges, Peoples remaining exposure to CDO investments is now limited to just $1 million.  It was a “noisy” year in terms of impairment charges, but we are optimistic that our remaining exposure to high-risk investments is contained going into 2010.

Net interest income and margin were highlights of Peoples’ performance for the fourth quarter and the year.  Fourth quarter net interest income of $15 million was up 5% over the prior year quarter, and flat compared with the third quarter.  Net interest margin came in at 3.50%, which was a 5 basis point improvement over the third quarter and a 6 basis point improvement over last year’s fourth quarter.  The improvement in margin was driven mainly by a reduction in funding costs from core deposit growth that allowed us to pay down more expensive sources of funding.  Average earning assets declined from the linked quarter as loan balances dropped; however, our net interest income run rate remained intact as margin improved.

For 2009, net interest income totaled $61.8 million, which was a 6% improvement.  Net interest income and margin were pressured by declines in loan balances and yields, but our investment portfolio yield held up nicely and softened the decline in overall earning asset yield.

Much of our balance sheet strategy in 2009 was focused on changing our funding mix by growing lower-cost sources of funding, and reducing our reliance on higher-cost borrowings.  We were successful in this endeavor, as evidenced by growth in the core customer deposit categories of savings, money markets, interest-bearing checking and non-interest bearing checking.  At December 31, 2009, these funding sources were up a combined $117 million, or 17%, over the prior year end.  We realize that some of this growth was due to a general “flight to safety” by customers from the turbulent equity markets, but our primary retail focus has been on growing these deposits, and I think we’ve seen good success.  In addition, we were able to reduce our total borrowed funds by $84 million from the prior year end, which has benefitted our cost of funds.

Looking ahead on the balance sheet, we anticipate “flat” to “modest” loan growth, and our opportunities to find attractive investments for excess cash are limited.  Until we see loan demand increase, our balance sheet strategies are to maintain good liquidity, to continue to change our funding mix, and to use excess cash to pay down borrowings as they come due.  In 2010, we will work on continuing to grow low-cost core deposits and pricing some higher cost deposits more selectively to achieve further reductions in cost of funds, especially in segments like public funds that require pledging of investments to maintain.  We expect public fund deposit balances to decrease in 2010 as we become less aggressive in pricing during the year.

Our initial modeling indicates a net interest income run rate for the first quarter of 2010 similar to that of the fourth quarter, with flat earning asset levels.  As I mentioned, it may be difficult to maintain earning assets if loan growth continues to be sluggish.  Our balance sheet is positioned for a rising interest rate environment, and we would expect net interest income and margin to benefit if we see upward movement in rates during the year.  However, until we see a movement in rates, our strategy will continue to focus on growing low-cost deposits to replace higher cost funding.

In other operating results for the quarter, Peoples’ non-interest income was flat compared with the linked and prior year quarters.  Increases in mortgage banking, electronic banking, and trust and investment income were offset by declines in deposit service charges, insurance revenue, and BOLI income.   For the year, non interest income totaled $32 million, and remained a substantial portion of overall revenue at 34%.  We had an extremely strong year in mortgage banking, driven by the origination of mortgage loans to the secondary market.  Our mortgage producers were able to capitalize on the historically low interest rate environment, driving mortgage banking income up to $1.7 million in 2009, from $681 thousand in 2008.

We do not anticipate quite the same level of mortgage banking income in 2010, but expect modest improvements in trust and investment fees as market values have recovered from their lows.  We are also cautiously optimistic about insurance income growth as the market has firmed up a bit.  Upcoming changes in regulations governing overdraft service fees make it very difficult to project deposit service charge income in 2010, as we don’t yet know specifically how this will impact us, but we do expect some drop-off in overdraft related revenues.  However, maintaining a diverse revenue stream remains a cornerstone of our strategy and we will continue to pursue ways to grow sources of income not related to the interest rate environment.

Operating expenses for the fourth quarter was in line with our expectations at $14.6 million, up $485 thousand from the third quarter due mainly to the third quarter reversal of accruals associated with the annual incentive plan.  The plan is based largely on corporate results of operations, which were much lower than initial expectations for 2009.  Full year non-interest expense totaled $58.7 million, up from $53.5 million in 2008.  This increase was driven primarily by FDIC insurance expense, professional fees associated with problem loans, and higher employee medical benefit and pension plan expense.  We have maintained a reasonable level of expenses, as evidenced by our efficiency ratio at 60.55% for 2009.  In 2010, we will continue cost control initiatives to reduce expenses where appropriate and where it does not affect our ability to serve customers and grow the business.

And now I will turn the call back to Mark for his final comments.

Mark Bradley:  Thanks Ed.

As we look back at 2009, it was a year of challenge for Peoples Bancorp with a number of successes and setbacks.  Revenues were driven higher by increased net interest income, stable net interest margin, and fee revenues similar to 2008.   We made some headway with asset quality by reducing nonperforming assets and finding resolution on some problem loans.  We successfully came through 2009 with stronger capital ratios, good liquidity, and an improved balance sheet in terms of funding mix and position for a rising interest rate environment.  However, bottom line earnings were lower due to loan losses and investment impairment charges.

We feel good about where we are headed as a company, and we are excited about the future though we know there will still be challenges ahead.  We do not believe that we’ve turned the corner yet on the credit cycle, but have seen some stabilization, and we are keeping a close watch on our commercial real estate portfolio.  Real estate values have continued to decline, and we’ve not experienced any meaningful recovery in our footprint economies, which keeps pressure on many of our commercial borrowers.

The year 2010 will most likely be another period of weathering the storm and preparing our company to thrive when things look more “normal” again.  We are trying to be smart about how we run our businesses by seeking efficiencies wherever possible, and look for ways to smartly make investments in the future.

We also continue to analyze our participation in TARP program, with the goal of paying back the capital as soon as it makes sense to do so.  We still view TARP capital as a useful tool to be able to provide needed loan offerings in this difficult environment, but it is also an “insurance policy” against economic conditions that are still uncertain, and may even get worse before they get better.

We believe that we have the people and systems in place to capitalize when opportunities are presented, and we’ve had success in many areas during the past year.  Our business lines are steadily becoming more integrated, and our associates are committed to working together to serve all of our customers’ financial needs.  In 2010 as in 2009, we will strive to preserve capital, improve asset quality, ensure liquidity, and maintain a diverse and consistent earnings stream.

As always, we will remain focused on the long-term success of our clients, shareholders, employees, and communities as we make the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.  I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:  [Facilitator Instructions.]  Your first question comes from Daniel Arnold at Sandler O’Neill.

Daniel Arnold:  Hey, good morning, guys.

Mark Bradley: Hi, Dan.

Ed Sloane: Good morning, Dan.

Daniel Arnold: Just a couple of quick questions here.  First of all, on the OTTI charges, it looks like you’ve gotten through most of the charges on the CDO portfolio.  I know you still have some single bank-issued trust preferreds that maybe you’ve taken some charges on in the past, and I just wanted to see how those were performing and what the remaining exposure there was.

Ed Sloane: Right.  Dan, this is Ed.  We’d say that we have approximately $16 million in trust preferreds that are sitting out there.  Actually, it consists of nine banks, four of which went through the stress testing, the large bank stress testing, so those are the large bank pieces.  We monitor those on a regular basis.  They’re well capitalized banks.  They have NPAs below the 2% level.  They’re profitable.  One actually had a call during the fourth quarter of that particular security, and some are doing FDIC-assisted transactions.  We look at all those things as pretty positive, as it relates to those, and they’re not of concern to us at this point.  So, I truly believe that the $1 million that we mentioned as remaining out there in the CDOs represent more of the high-risk pieces.

Daniel Arnold: Okay.  Just out of curiosity, the four that are SCAP, what’s the dollar value on those of the $16 million?

Mark Bradley: We’re calculating that, Dan.

Ed Sloane: We’re calculating that.  One moment, Dan.

Daniel Arnold: If you want we can move on, you guys can get back to me later.  It’s not a big deal.

Mark Bradley: No, we have the number.

Ed Sloane: We have the number – $9.5 million of the $16 million.

Daniel Arnold: Great.  Thank you very much.  And the other thing I wanted to ask about was, looks like you guys – some credits moved over from construction to commercial real estate in the quarter.  I just wanted to see what was going on there and if you could walk me through kind of the dynamics of that.

Ed Sloane:  Yes.  It’s really just movement – of primarily commercial real estate going from the construction.  I believe that was in the $40 million range that moved out of the construction and into more of a term loan.  So they just went to a permanent status.

Daniel Arnold: Okay.  Are these – I guess the question is, are they completed projects that -

Ed Sloane: Yes.

Daniel Arnold: You plan to go through there or are they office buildings that are occupied or is it...?

Ed Sloane: Well, I think it’s a combination of that, but they are completed projects.

Daniel Arnold: And they’re still kind of paying in full in that you’re not funding them like price reserves or anything like that?

Ed Sloane: That is correct.

Daniel Arnold: Okay.  Next question, just on the tax rate this quarter, it looks like you guys took actually a little bit of a tax benefit.  I just wanted to see where that came from and what we can expect going forward from a tax perspective.

Ed Sloane: Right.  Tax benefit just from the low level of pre-tax income, relative to our permanent differences that we have out there, drove it to a benefit.  What do we expect for 2010?  We’re looking at an effective tax rate in the 20% range.

Daniel Arnold: Okay.  So, lower than you guys have experienced, going forward, it sounds like?

Ed Sloane: Correct.

Daniel Arnold: Okay.  And what struck me as the biggest positive this quarter frankly was the deposit growth.  It seemed to be very strong on the core funding side.  It looked like non-interest, really all the core categories, were up quite a bit and I just wanted to see how you guys saw that going forward.  And are those kind of “sticky” deposits that you think are going to stay with you or are some of those kind of, maybe municipal funds that will flow in and out based on tax revenues and things like that?

Ed Sloane: They are “sticky” deposits.  We had great success with that in 2009, and actually a large part of our deposit growth in ‘09, of course coming from the core retail piece of this, but a large part of it was in non-interest bearing DDA.  So from a cost of funds perspective it was very positive for us and we were able to change our funding mix in 2009 and actually help us with our cost of funds.  As we move into 2010, you will really see a lot of the same.  Projecting deposit growth, a reasonable amount of deposit growth and some of that certainly in the checking balances.  So we see that as being “sticky”, “sticky” deposits, if you will.  We do expect to see some offset to that though on that same side of the balance sheet through a reduction in managed funds.  Primarily in the Federal Home Loan Bank advances, we’ll see some reduction there.  I believe we have, Dan, approximately $50 million overall in wholesale borrowings that are coming due during the course of 2010.  So it does give us some opportunity to continue to reduce our borrowing dependence and again help us to shake out some of our higher cost deposits or funding.

Daniel Arnold: So, do you guys expect the margin to continue to go up as a result of that?

Ed Sloane: No, we are projecting at this point through at least our modeling about 3.50% margin.  So about the same level as what we saw in the fourth quarter, going forward.

Daniel Arnold: Okay.  Just on the expense front, it sounds like you guys have some initiatives in place to try to reduce expenses.  Do you expect those to trend down throughout 2010?

Ed Sloane:  Yes, we do.  I think it’s something that we really focused on in 2009 and expect that to continue in 2010.  And assuming no additional FDIC special assessments, we would expect to see non-interest expenses trend down about $2.5 to $3 million in comparison to 2009.  Efficiency ratio in the 58.5% range I think is reasonable and I think a real positive sign for us next year in controlling costs.

Daniel Arnold: And then one last question here, just kind of as it relates to FDIC deals,  I mean, you guys have a pretty solid capital base with a 7.2% TCE ratio.  Have you guys been looking to do any of those deals in the – can we expect you guys to announce any of those or what’s your thought on that?

Mark Bradley: Dan, this is Mark.  We are keeping our eye on that situation.  We are open to those types of acquisitions, so that is something that I think our capital ratio gives us a chance to look at and entertain when practical.

Daniel Arnold: Have you guys made any actual active bids on deals that are out there?

Mark Bradley: I’d rather not comment on that.  It is something we monitor.

Daniel Arnold: Okay, great.  Well, I think that covers it for me guys.  I really appreciate it.

Mark Bradley: Right.  Thank you.

Ed Sloane: Thank you, Dan.

Facilitator: [Facilitator Instructions.]  Our next question comes from Daniel Cardenas of Howe Barnes.

Daniel Cardenas: Good morning, guys.

Mark Bradley: Hi, Dan.

Ed Sloane: Good morning, Dan.

Daniel Cardenas: Just a quick question, kind of a follow-up on the FDIC deal question.  Are you guys open to either branch acquisitions or whole bank acquisitions right now?

Mark Bradley: Yes, Dan.  I think the question is, are we open to whole bank and/or branch deals.  The answer is yes.  Of course size is a key factor in that so we’d like to see one more in our sweet spot, but we are open to those opportunities.

Daniel Cardenas: Primarily within your footprint or would you consider expanding?

Mark Bradley: We’d consider some expansion, nothing way out of the ordinary.  But I think in footprint is the primary focus.

Daniel Cardenas: Okay.  And then, if you could remind me, as I look at your loan portfolio, what percentage of that is participations, specifically out of market participations?

Mark Bradley: You’re breaking up a little, Dan, but I think you asked about business loan participations and then out-of-market loans?

Daniel Cardenas:  Correct.

Mark Bradley: Okay.  We have reduced our out-of-market lending, and I consider that to be loans outside the states of Ohio, West Virginia, and Kentucky.  That number has come down significantly in the last several quarters.  The number is probably down to $25 or $30 million.  Our participations are probably – and they’ve come down as well – that’s probably in the $10 to $20 million range.  It’s probably been cut in half over the last six to eight quarters.

Daniel Cardenas: All right, great.  Thank you.

Mark Bradley: All right.  Thank you.

Facilitator:   [Facilitator Instructions.]  At this time, there are no further questions.  Sir, do you have any closing remarks?

Mark Bradley:   Yes, I would like to thank everyone for participating.  Please remember that our earnings release and a webcast of the call will be archived on peoplesbancorp.com under the Investor Relations section.  Thanks for your time and have a good day.

Facilitator:  This will conclude today’s conference call.  Thank you for attending.  You may now disconnect.

END